UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2018

EIGER BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eiger Biopharmaceuticals, Inc.

2155 Park Blvd.

Palo Alto, California 94306

(Address of principal executive offices, including zip code)

(650) 272-6138

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

Merck License Agreement Amendment

On May 15, 2018, Eiger BioPharmaceuticals, Inc. (the “Company” or “Eiger”) entered into amendment #6 (the “Amendment”) to the License Agreement between Merck Sharp & Dohme Corp. (formerly known as Schering Corporation) (“Merck”) dated September 2, 2010, as amended (as amended, the “Merck Agreement”), that provides for expansion of the existing exclusively licensed field of use under the Merck Agreement to include all uses of lonafarnib related to the treatment of Hutchinson-Gilford Progeria Syndrome (“Progeria”) in humans. In addition, the Amendment added terms specifying that Eiger has sole responsibility and continuing obligation for the manufacture and supply of lonafarnib to the Progeria Research Foundation (“PRF”). The Amendment further provides that Merck will not receive milestone payments in relation to lonafarnib for the treatment of Progeria and that Merck will not receive any royalty payments for sales of a specified quantity of lonafarnib to treat the currently estimated Progeria patient population worldwide.

Eiger retains exclusive rights to commercialize lonafarnib under the Merck Agreement, subject to Eiger continuing to perform its obligations under such agreement, including the obligation of Eiger to use commercially reasonable efforts to achieve regulatory approval of lonafarnib in Progeria. Merck further agreed not to grant any rights or licenses to third parties with respect to lonafarnib or commercialize lonafarnib for any use outside of the field of use licensed to Eiger under the Merck Agreement.

PRF Collaboration and Supply Agreement

On May 15, 2018, Eiger also entered into a Collaboration and Supply Agreement (the “PRF Collaboration Agreement”) with The Progeria Research Foundation (“PRF”).

Under the terms of the PRF Collaboration Agreement, the parties agreed to collaborate with respect to the development and pursuit of regulatory approval of lonafarnib for the treatment of Hutchinson-Gilford Progeria Syndrome (“Progeria”) in humans. The PRF Collaboration Agreement granted PRF a non-exclusive, world-wide, royalty-free license under certain know-how and patents limited to use in research activities with lonafarnib for Progeria. PRF (a) agreed to provide existing clinical data in support of regulatory approval and granted Eiger a right of cross-reference to any data PRF may use in an investigational new drug (“IND”) application; and (b) granted Eiger a non-exclusive, world-wide, royalty-free, sub-licensable license under all intellectual property and data controlled by PRF to prepare and file any new drug application (“NDA”) for a product containing lonafarnib for Progeria.

The PRF Collaboration Agreement further provides that Eiger will (i) exclusively supply lonafarnib to PRF for use in clinical trials and non-clinical research in Progeria (subject to certain rights of PRF to undertake independent supply of lonafarnib for Progeria), at Eiger’s expense; (ii) prepare and be the sponsor of any NDA submission for lonafarnib to the FDA; (iii) use commercially reasonable efforts to file an NDA for Progeria by a specified date; (iv) submit a rare pediatric disease designation and a request for expedited approval in connection with an NDA filing; (v) establish a patient support program in Progeria; and (vi) use commercially reasonable efforts to develop a pediatric formulation of lonafarnib for use in Progeria. The PRF Collaboration Agreement specifies that parties will equally share any proceeds from the sale of a priority review voucher that Eiger may receive as the sponsor of a rare pediatric disease product application.

The PRF Collaboration Agreement continues for an initial term of ten years and automatically renews for subsequent renewal terms of two years each unless either party terminates earlier. PRF has the right to terminate the agreement for convenience on thirty days prior written notice or if Eiger has not submitted an NDA by a specified date; and Eiger has the right terminate the agreement for uncured material breach by PRF or immediately upon termination of the Merck License Agreement.

The foregoing descriptions of the PRF Collaboration Agreement and Merck Amendment do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which the Company expects to file as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eiger BioPharmaceuticals, Inc.

Dated: May 15, 2018

	By:	/s/ James Welch
James Welch
Chief Financial Officer